SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT under THE SECURITIES ACT OF 1933

Medical International Technology, Inc.
(Exact name of registrant as specified in charter)
Colorado
(State or other jurisdiction of
incorporation or organization)
84-1509950
(IRS Employer
Identification No.)
2281 Guenette, Ville Saint-Laurent
Montreal, Quebec, Canada HR4 2E9
(Address of principal executive offices and Zip Code)
Medical International Technology Stock Compensation Plan
(Full title of the plan)
Karim Menassa
2281 Guenette, Ville Saint-Laurent.
Montreal, Quebec, Canada HR4 2E9
(Name and address of agent for service)
(514) 339-9355
(Telephone number of agent for service)
	CALCULATION OF REGISTRATION FEE
Title of each class of	Amount to be	Proposed maximum	Proposed maximum	Amount of
securities to be registered	registered	offering price per share	aggregate offering price	registration fee
Common Shares	300,000	$ 0.75	$225,000	$20.70

Note:

Proposed maximum offering price per share and Proposed maximum aggregate offering price estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

I

Medical International Technology, Inc. - Form S-8

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Note: The document(s) containing the information concerning the Medical International Technology Stock Compensation Plan (the "Plan") of Medical International Technology, Inc., a Colorado corporation (the "Registrant" or the "Company"), dated November 26, 2002 required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference:

a. The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2001;

b. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended December 31, 2001,
March 31, 2002, and June 30, 2002;

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Medical International Technology, Inc. - Form S-8

Item 4. Description of Securities.

The Company's authorized capital consists of 30,000,000 shares of Common Stock, $.001 par value, of which 18,216,800 shares were outstanding as of June 30, 2002. The Company has no authorized preferred stock. The Company's common stock is presently listed and traded on the NASD's Over-The-Counter Bulletin Board exchange under the symbol "MDIR". However, there is currently no "established trading market" for the Company's common stock.

Common Stock

Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one non cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Transfer Agent
Corporate Stock Transfer
3200 Cherry Creek Road South, Suite 430
Denver, CO 80209

Item 5. Interests of Named Experts and Counsel.

As of the date of this registration no named expert or counsel holds any specified interest or significant equity in the company.

Medical International Technology, Inc. - Form S-8

Item 6. Indemnification of Directors and Officers.

The Company's Articles of Incorporation authorizes the Corporation to indemnify to the maximum extent permitted under Colorado law.

The Colorado Private Corporations Act allows indemnification of directors, officers, employees and agents of the Company, including the advancement of expenses: Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Colorado from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person; and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the Articles of Incorporation of Medical International Technology, Inc..

In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

Medical International Technology, Inc. - Form S-8

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

4	Medical International Technology Stock Compensation Plan dated November 26, 2002.

5	Opinion of Counsel, Randall J. Lanham, Lanham & Associates

23.1	Consent of Certified Public Accountants

23.2	Consent of Randall J. Lanham, Lanham & Associates
(included in Exhibit 5)

Item 9. Undertakings

1.

The Registrant hereby undertakes:

(a)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;
(iii) to include any material information with respect to a plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(c)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

Medical International Technology, Inc. - Form S-8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Quebec, Canada, on this 27th day of November, 2002.

Medical International Technology, Inc.

By: \S\ Karim Menassa
President and CEO

In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

\S\ Karim Menassa	Chief Executive Officer, President	November 27, 2002